Exhibit 99.1

     NetManage Reports Financial Results for Second Quarter 2006

    CUPERTINO, Calif.--(BUSINESS WIRE)--July 21, 2006--NetManage, Inc. (Nasdaq:NETM), a leading software company that provides solutions for integrating, Web enabling and accessing enterprise information systems, today reported financial results for the second quarter ended June 30, 2006.
    Net revenues for the second quarter of 2006 were $9.0 million, compared to net revenues of $8.5 million for the first quarter of 2006 and $10.7 million for the second quarter of 2005. Net loss for the second quarter was $899,000, or $0.10 per share, compared to a net income in the second quarter of 2005 of $695,000, or $0.07 per diluted share.
    For the six months ended June 30, 2006, net revenues were $17.5 million, compared to net revenues of $22.8 million for the same period of 2005. Net loss for the six months ended June 30, 2006 was $1.7 million, or $0.18 per share, compared to a net income for the six months ended June 30, 2005 of $1.5 million, or $0.15 per diluted share.
    Cash, cash equivalents and short-term investments were $24.5 million as of June 30, 2006.

    Management Commentary

    "Net revenues increased 5% sequentially on higher license fees," said Zvi Alon, chairman, president and CEO of NetManage. "While sales productivity in Europe improved from the first quarter of 2006, sales were slower than expected in North America primarily due to the large number of new sales representatives who are taking longer than anticipated to get to full productivity. We do not believe this is a market issue and are optimistic of the growth in the application integration markets where we are competing," explained Mr. Alon. "While we are disappointed that we did not see the improvement in sales in the second quarter we anticipated, we believe NetManage is well positioned for growth and a return to profitability during the second half of the year," concluded Mr. Alon.

    Customer Wins

    Leading organizations around the world continue to choose NetManage solutions to integrate and leverage their core business investments. During the quarter, NetManage secured business from Daimler Chrysler, Wells Fargo Bank, Xerox Corporation, World Savings, Michelin Tires, Alaska Air, American Honda Motors, Abbot Labs, Sallie Mae, CBS and Siemens, among others.

    Recent Operational Highlights

    -- The Company was named as an SD Times 100 Software Industry Leader Company, recognized for innovation and leadership in data and host integration for the past year.

    -- NetManage added support for the "separation of duties" security model in the OnWeb for iSeries product. This new functionality provides separation of administration, development and deployment and is important for our government and finance customers.

    -- NetManage announced RUMBA FTP 4.2 -- which is a fully featured graphical FTP client that includes support for additional IBM server modes, scripting capabilities, and an enhanced user interface.

    -- The Company announced a strategic partnership with Cape Clear Software. The combination of NetManage and Cape Clear solutions helps enterprises leverage their existing applications on legacy and mainframe systems and use them within broader SOA strategies.

    Conference Call Information

    The Company has scheduled a conference call to review the results at 5:30 a.m. PT (8:30 a.m. ET) on Friday, July 21, 2006. The call will be broadcast live via the Investors section on the NetManage Web site, www.netmanage.com/investors or by dialing 866-200-5830 and entering pass code 320896#. A playback of the conference call will be available until July 28, 2006, on the NetManage investor relations Web site or by dialing 866-206-0173 and entering the pass code 179714#.
    NetManage will furnish this press release to the Securities and Exchange Commission on Form 8-K and will post this release in the Investors section of its Web site prior to its conference call.

    About NetManage

    NetManage, Inc. (NASDAQ:NETM) a software company that provides solutions for integrating, Web enabling, and accessing enterprise information systems. More than 10,000 customers worldwide, including a majority of the Fortune 500, have chosen NetManage for mission critical application integration. For more information, visit www.netmanage.com.

    (C) 2006 NetManage, Inc., its subsidiaries, and its affiliates. All rights reserved.

    NetManage, the NetManage logo, the lizard-in-the-box logo, RUMBA, ONESTEP, ViewNow, SupportNow, Librados, and OnWeb are either trademarks or registered trademarks of NetManage, Inc., its subsidiaries, and affiliates in the United States and/or other countries. All other trademarks are the property of their respective owners.

    This press release contains, in addition to historical information, forward-looking statements that involve risks and uncertainties, including statements regarding improvement in the Company's competitive position, improvement in financial results and business pipeline, the Company's positioning in its market, and the progress and benefits of the Company's execution on its business plan. The Company's actual results could differ materially from the results discussed in the forward-looking statements. The factors that could cause or contribute to such differences include, among others, that competitive pressures continue to increase, that the markets for the Company's products could grow more slowly than the Company or market analysts believe, that the Company is unable to integrate or take advantage of its acquisitions successfully, or that the Company will not be able to take advantage of growth in the Company's target markets. Additional information on these and other risk factors that could affect the Company's financial results is included in the Company's Annual Report on Form 10-K, Forms 10-Q, Forms 8-K and other documents filed with the Securities and Exchange Commission.


                            NETMANAGE, INC.
               CONDENSED CONSOLIDATED BALANCE SHEET DATA
                            (In thousands)
                              (Unaudited)

                                                 June 30, December 31,
                                                   2006       2005
                                                 -------- ------------
                     Assets
Cash, cash equivalents and short-term investments $24,539     $21,515
Accounts receivable, net                            5,646      11,327
Prepaid expenses and other current assets           1,207       1,217
                                                  --------    --------

 Total current assets                              31,392      34,059

Property and equipment, net                         2,398       2,805
Goodwill                                            3,648       3,697
Other intangibles, net                              1,253       1,604
Long-term investments                                   -       1,583
Other long-term assets                                160         118
                                                  --------    --------

  Total assets                                    $38,851     $43,866
                                                  ========    ========

      Liabilities and Stockholders' Equity
Current liabilities                               $ 4,992     $ 5,932
Current deferred revenue                           11,284      14,081
                                                  --------    --------
 Total current liabilities                         16,276      20,013

Long-term deferred revenue                            329         343
Other long-term liabilities                           757         807
                                                  --------    --------
 Total long-term liabilities                        1,086       1,150
                                                  --------    --------
  Total liabilities                                17,362      21,163

Stockholders' equity                               21,489      22,703
                                                  --------    --------

  Total liabilities and stockholders' equity      $38,851     $43,866
                                                  ========    ========


                            NETMANAGE, INC.
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
               (In thousands, except per share amounts)
                              (Unaudited)


                                     Three months    Six months ended
                                     ended June 30,       June 30,
                                     2006     2005     2006     2005
                                   -------- -------- -------- --------

Net revenues:
 License fees                      $ 3,179  $ 3,807  $ 5,902  $ 9,129
 Services                            5,811    6,856   11,616   13,658
                                   -------- -------- -------- --------

Total net revenues                   8,990   10,663   17,518   22,787
                                   -------- -------- -------- --------

Cost of revenues:
 License fees                          215      292      415      618
 Services                              921      808    1,649    1,646
 Amortization of intangible assets      70       70      140      140
                                   -------- -------- -------- --------
Total cost of revenues               1,206    1,170    2,204    2,404
                                   -------- -------- -------- --------

Gross margin                         7,784    9,493   15,314   20,383
                                   -------- -------- -------- --------

Operating expenses:
 Research and development            1,901    1,793    3,754    3,730
 Sales and marketing                 5,259    5,280   10,230   10,919
 General and administrative          1,559    2,150    3,248    4,588
 Restructuring charge (benefit)         61     (165)      25      (92)
 Amortization of intangible assets     105      115      210      230
                                   -------- -------- -------- --------

Total operating expenses             8,885    9,173   17,467   19,375
                                   -------- -------- -------- --------

Income (loss) from operations       (1,101)     320   (2,153)   1,008

Interest income and other, net         232      229      540      295
Foreign currency transaction loss      (19)    (246)     (22)    (175)
                                   -------- -------- -------- --------

Income (loss) before provision for
 income taxes                         (888)     303   (1,635)   1,128

Provision (benefit) for income
 taxes                                  11     (392)      18     (375)
                                   -------- -------- -------- --------

Net income (loss)                  $  (899) $   695  $(1,653) $ 1,503
                                   ======== ======== ======== ========

Net income (loss) per share:
  Basic                            $ (0.10) $  0.07  $ (0.18) $  0.16
  Diluted                          $ (0.10) $  0.07  $ (0.18) $  0.15

Weighted average common shares and
 equivalent:
  Basic                              9,422    9,301    9,408    9,261
  Diluted                            9,422    9,705    9,408    9,705

    CONTACT: The Blueshirt Group
             Alex Wellins, 415-217-7722 (Investors)
             alex@blueshirtgroup.com
             Brinlea Johnson, 415-217-7722 (Investors) brinlea@blueshirtgroup.com